CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333- 226108 on Form N-2/A of our report dated November 25, 2019, relating to the consolidated financial statements and consolidated financial highlights of Broadstone Real Estate Access Fund, appearing in the Annual Report on Form N-CSR of Broadstone Real Estate Access Fund as of September 30, 2019 and for the period from October 5, 2018 (commencement of operations) to September 30, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Rochester, New York
January 28, 2020